Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

GREAT WESTERN BANCORP, INC.

and

FIRST INTERSTATE BANCSYSTEM, INC.

_____________________

Dated as of September 15, 2021

TABLE OF CONTENTS

ARTICLE I THE MERGER		2

1.1	The Merger.	2
1.2	Closing.	2
1.3	Effective Time.	2
1.4	Effects of the Merger.	2
1.5	Conversion of GWB Common Stock.	2
1.6	FIBK Stock.	3
1.7	Treatment of GWB Equity Awards.	4
1.8	Certificate of Incorporation of Surviving Entity.	5
1.9	Bylaws of Surviving Entity.	5
1.10	Tax Consequences.	5
1.11	Bank Merger.	5

ARTICLE II EXCHANGE OF SHARES		6

2.1	FIBK to Make Consideration Available.	6
2.2	Exchange of Shares.	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GWB		9

3.1	Corporate Organization.	9
3.2	Capitalization.	11
3.3	Authority; No Violation.	12
3.4	Consents and Approvals.	13
3.5	Reports.	14
3.6	Financial Statements.	14
3.7	Broker’s Fees.	16
3.8	Absence of Certain Changes or Events.	16
3.9	Legal Proceedings.	16
3.10	Taxes and Tax Returns.	17
3.11	Employees.	18
3.12	SEC Reports.	21
3.13	Compliance with Applicable Law.	22
3.14	Certain Contracts.	24
3.15	Agreements with Regulatory Agencies.	25
3.16	Risk Management Instruments.	26
3.17	Environmental Matters.	26
3.18	Investment Securities and Commodities.	27
3.19	Real Property.	27
3.20	Intellectual Property.	28
3.21	Related Party Transactions.	28
3.22	State Takeover Laws.	28
3.23	Reorganization.	29
3.24	Opinion.	29

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3.25	GWB Information.	29
3.26	Loan Portfolio.	29
3.27	Insurance.	31
3.28	Investment Advisory and Broker-Dealer Matters.	31
3.29	Insurance Subsidiaries.	31
3.30	No Other Representations or Warranties.	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIBK		32

4.1	Corporate Organization.	33
4.2	Capitalization.	34
4.3	Authority; No Violation.	35
4.4	Consents and Approvals.	36
4.5	Reports.	37
4.6	Financial Statements.	37
4.7	Broker’s Fees.	39
4.8	Absence of Certain Changes or Events.	39
4.9	Legal Proceedings.	39
4.10	Taxes and Tax Returns.	40
4.11	Employees.	40
4.12	SEC Reports.	43
4.13	Compliance with Applicable Law.	44
4.14	Certain Contracts.	45
4.15	Agreements with Regulatory Agencies.	46
4.16	Risk Management Instruments.	47
4.17	Environmental Matters.	47
4.18	Investment Securities and Commodities.	47
4.19	Real Property.	48
4.20	Intellectual Property.	48
4.21	Customer Relationships.	49
4.22	Related Party Transactions.	49
4.23	State Takeover Laws.	49
4.24	Reorganization.	49
4.25	Opinions.	49
4.26	FIBK Information.	50
4.27	Loan Portfolio.	50
4.28	Investment Advisory and Broker-Dealer Matters.	51
4.29	Insurance Subsidiaries.	51
4.30	No Other Representations or Warranties.	52

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		52

5.1	Conduct of Businesses by GWB Prior to the Effective Time.	52
5.2	Forbearances of GWB.	53
5.3	Conduct of Businesses by FIBK Prior to the Effective Time.	56
5.4	Forbearances of FIBK.	56

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ARTICLE VI ADDITIONAL AGREEMENTS		57

6.1	Regulatory Matters.	57
6.2	Access to Information; Confidentiality.	59
6.3	Stockholder and Shareholder Approvals.	61
6.4	Legal Conditions to Merger.	62
6.5	Stock Exchange Listing.	62
6.6	Employee Matters.	62
6.7	Indemnification; Directors’ and Officers’ Insurance.	64
6.8	Additional Agreements.	65
6.9	Advice of Changes.	65
6.10	Dividends.	65
6.11	Shareholder Litigation.	66
6.12	Corporate Governance.	66
6.13	Acquisition Proposals.	67
6.14	Public Announcements.	68
6.15	Change of Method.	68
6.16	Takeover Statutes.	69
6.17	Treatment of GWB Indebtedness.	69
6.18	Exemption from Liability Under Section 16(b).	70
6.19	Tax Cooperation.	70
6.20	Conversion of FIBK Class B Common Stock.	70

ARTICLE VII CONDITIONS PRECEDENT		70

7.1	Conditions to Each Party’s Obligation to Effect the Merger.	70
7.2	Conditions to Obligations of FIBK.	71
7.3	Conditions to Obligations of GWB.	72

ARTICLE VIII TERMINATION AND AMENDMENT		73

8.1	Termination.	73
8.2	Effect of Termination.	74

ARTICLE IX GENERAL PROVISIONS		76

9.1	Amendment.	76
9.2	Extension; Waiver.	76
9.3	Nonsurvival of Representations, Warranties and Agreements.	77
9.4	Expenses.	77
9.5	Notices.	77
9.6	Interpretation.	78
9.7	Counterparts.	79
9.8	Entire Agreement.	79
9.9	Governing Law; Jurisdiction.	79
9.10	Waiver of Jury Trial.	79
9.11	Assignment; Third-Party Beneficiaries.	80

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9.12	Specific Performance.	80
9.13	Severability.	80
9.14	Confidential Supervisory Information.	81
9.15	Delivery by Facsimile or Electronic Transmission.	81

Exhibit A – Form of FIBK Articles Amendment
Exhibit B – Form of FIBK Bylaws Amendment
Exhibit C – Form of Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	67
affiliate	78
Agreement	78
Articles of Merger	2
Bank Merger	5
Bank Merger Act	13
Bank Merger Agreement	5
Bank Merger Certificates	5
BHC Act	9
business day	78
CARES Act	22
Chosen Courts	79
Closing	2
Closing Date	2
Code	1
Collective Bargaining Agreement	21
Confidentiality Agreement	60
Continuing Employee	62
Conversion	70
Delaware Secretary	2
DGCL	2
DOL	18
Earned PSUs	4
Effective Time	2
Employee Benefit Plan	18
Enforceability Exceptions	12
Environmental Laws	26
ERISA	18
ERISA Affiliate	18
Exchange Act	15
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	3
FDIC	10
Federal Reserve Board	13
FIBK	1
FIBK Agent	51
FIBK Articles	33
FIBK Articles Amendment	5
FIBK Benefit Plans	40
FIBK Board Recommendation	61
FIBK Bylaws	33
FIBK Bylaws Amendment	5
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FIBK Class A Common Stock	3
FIBK Class B Common Stock	3
FIBK Common Stock	3
FIBK Contract	45
FIBK Directors	66
FIBK Disclosure Schedule	32
FIBK Equity Awards	34
FIBK Insurance Subsidiary	51
FIBK Meeting	61
FIBK Option Awards	34
FIBK Owned Properties	48
FIBK Performance Stock Awards	34
FIBK Preferred Stock	34
FIBK Qualified Plan	63
FIBK Qualified Plans	41
FIBK Real Property	48
FIBK Regulatory Agreement	46
FIBK Reports	43
FIBK Restricted Stock Awards	34
FIBK Securities	34
FIBK Subsidiary	33
FIBK Subsidiary Bank	5
FIBK Subsidiary Securities	34
FIBK Termination Fee	75
FINRA	31
GAAP	9
Governmental Entity	13
GWB	1
GWB Agent	31
GWB Benefit Plans	18
GWB Board Recommendation	61
GWB Bylaws	9
GWB Charter	9
GWB Common Stock	3
GWB Contract	24
GWB Directors	66
GWB Disclosure Schedule	9
GWB Equity Awards	4
GWB Indemnified Parties	64
GWB Insiders	70
GWB Insurance Subsidiary	31
GWB Meeting	61
GWB Non-Voting Common Stock	11
GWB Owned Properties	27
GWB Preferred Stock	11
GWB PSU Award	4
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GWB PSU Award Consideration	4
GWB Qualified Plans	19
GWB Real Property	27
GWB Regulatory Agreement	25
GWB Reports	21
GWB RSU Award	4
GWB RSU Award Consideration	4
GWB Securities	11
GWB Stock Plan	4
GWB Subsidiary	10
GWB Subsidiary Bank	5
GWB Subsidiary Securities	12
GWB Termination Fee	75
HSR Act	13
Intellectual Property	28
Investment Advisers Act	31
IRS	18
Joint Proxy Statement	13
Key Employee	54
knowledge	78
Liens	12
Loans	29
made available	78
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	59
MBCA	2
MDOB	13
Merger	2
Merger Consideration	3
Montana Secretary	2
Multiemployer Plan	18
Multiple Employer Plan	19
NYSE	13
Old Certificate	3
Pandemic	9
Pandemic Measures	9
PBGC	19
Permitted Encumbrances	27
person	78
Personal Data	22
Premium Cap	64
Recommendation Change	61
Regulatory Agencies	14
Representatives	67
Requisite FIBK Vote	35
Requisite GWB Vote	12
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Requisite Regulatory Approvals	58
S-4	13
Sarbanes-Oxley Act	15
Scott Family Shareholders	1
SDDB	13
SEC	13
Securities Act	21
Stockholders’ Agreement	2
Subsidiary	9
Support Agreement	1
Surviving Entity	2
Takeover Statutes	28
Tax	17
Tax Return	18
Taxes	17
Termination Date	73
Trust Preferred Indentures	69
Trust Preferred Securities	69

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2021 (this “Agreement”), is by and between Great Western Bancorp, Inc., a Delaware corporation (“GWB”), and First Interstate BancSystem, Inc., a Montana corporation (“FIBK”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of GWB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of GWB and GWB’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by GWB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of FIBK has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the FIBK Articles Amendment, are in the best interests of FIBK and FIBK’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by FIBK of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the FIBK Articles Amendment;

WHEREAS, the Board of Directors of GWB, subject to the terms of this Agreement, has resolved to recommend that GWB’s stockholders approve this Agreement and to submit this Agreement to GWB’s stockholders for approval;

WHEREAS, the Board of Directors of FIBK, subject to the terms of this Agreement, has resolved to recommend that FIBK’s shareholders approve this Agreement and the FIBK Articles Amendment and to submit this Agreement and the FIBK Articles Amendment to FIBK’s shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, the individuals and entities listed on Section 1.1 of the FIBK Disclosure Schedule (the “Scott Family Shareholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement (the “Support Agreement”), pursuant to which, among other things, each of the Scott Family Shareholders is agreeing, subject to the terms of the Support Agreement, to vote all shares of FIBK Common Stock owned by such holders in favor of the approval and adoption of this Agreement and the FIBK Articles Amendment, and the Support Agreement is further a condition and inducement for GWB and FIBK to enter into this Agreement;

WHEREAS, in connection with the Merger, FIBK and the Scott Family Shareholders have entered into a stockholders’ agreement (the “Stockholders’ Agreement”), to be effective as of the Effective Time, setting forth certain rights and obligations of FIBK and the Scott Family Shareholders after the Closing; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Montana Business Corporation Act (the “MBCA”), at the Effective Time, GWB shall merge with and into FIBK (the “Merger”), with FIBK surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).  The Surviving Entity shall continue its corporate existence under the laws of the State of Montana.  Upon consummation of the Merger, the separate corporate existence of GWB shall terminate.

1.2          Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by GWB and FIBK.  The date on which the Closing occurs is referred to as the “Closing Date.”

1.3          Effective Time.  On or (if agreed by GWB and FIBK) prior to the Closing Date, FIBK and GWB, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of Montana (the “Montana Secretary”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Articles of Merger”).  The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the MBCA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and the DGCL.

1.5          Conversion of GWB Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of FIBK, GWB or the holder of any securities of FIBK or GWB:

(a)          Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of GWB issued and outstanding immediately prior to the Effective Time (the “GWB Common Stock”), except for shares of GWB Common Stock owned by GWB or FIBK (in each case other than shares of GWB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by GWB or FIBK in respect of debts previously contracted), shall be converted into the right to receive 0.8425 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of Class A common stock, no par value, of FIBK (the “FIBK Class A Common Stock”).

(b)          All of the shares of GWB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of GWB Common Stock) previously representing any such shares of GWB Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of FIBK Class A Common Stock which such shares of GWB Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of FIBK Class A Common Stock or GWB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give FIBK and the holders of GWB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit GWB or FIBK to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of GWB Common Stock that are owned by GWB or FIBK (in each case other than shares of GWB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by GWB or FIBK in respect of debts previously contracted) shall be cancelled and shall cease to exist and no FIBK Class A Common Stock or other consideration shall be delivered in exchange therefor.

1.6          FIBK Stock.  At and after the Effective Time, each share of (a) FIBK Class A Common Stock and (b) Class B common stock, no par value, of FIBK (the “FIBK Class B Common Stock” and, together with the FIBK Class A Common Stock, the “FIBK Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7          Treatment of GWB Equity Awards.

(a)          At the Effective Time, each time-vesting restricted stock unit award in respect of a share of GWB Common Stock (each a “GWB RSU Award”) granted under the GWB 2014 Omnibus Incentive Compensation Plan, the GWB 2014 Non-Employee Director Plan or the GWB Executive Incentive Compensation Plan (each a “GWB Stock Plan”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of GWB or any holder of such GWB RSU Award, fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration, as if such GWB RSU Award had been settled in shares of GWB Common Stock immediately prior to the Effective Time (the “GWB RSU Award Consideration”).

(b)          At the Effective Time, each restricted stock unit award in respect of a share of GWB Common Stock that is earned or vests based in whole or in part on the achievement of performance metrics (each a “GWB PSU Award,” and together with the GWB RSU Awards, the “GWB Equity Awards”) granted under a GWB Stock Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of GWB or any holder of such GWB PSU Award, vest at the greater of the target or actual level of performance, as determined by GWB Board of Directors or a committee thereof prior to the Effective Time (the “Earned PSUs”), and be cancelled and converted automatically into the right to receive the Merger Consideration, as if such Earned PSUs had been settled in shares of GWB Common Stock immediately prior to the Effective Time (the “GWB PSU Award Consideration”).  For the avoidance of doubt, any portion of the GWB PSU Awards that are not Earned PSUs shall be forfeited and cancelled at the Effective Time for no consideration.

(c)          Prior to the Effective Time, GWB, the Board of Directors of GWB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary or appropriate to effectuate the provisions of Section 1.7(a) and Section 1.7(b).

(d)          The GWB RSU Award Consideration and the GWB PSU Award Consideration amounts shall be delivered as soon as reasonably practicable following the Closing Date and in no event no later than two (2) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the GWB RSU Award Consideration and the GWB PSU Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of FIBK Class A Common Stock having a fair market value (determined by reference to the closing price of a share of FIBK Class A Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld).  Notwithstanding anything herein to the contrary, with respect to any GWB RSU Award or GWB PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that GWB determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), the payment or provision of the GWB RSU Award Consideration and the GWB PSU Award Consideration will be made at the earliest time permitted under the applicable GWB Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

1.8          Certificate of Incorporation of Surviving Entity.  At the Effective Time, the articles of incorporation of FIBK, as amended as set forth in Exhibit A (such amendment, the “FIBK Articles Amendment”), shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.9          Bylaws of Surviving Entity.  At the Effective Time, the bylaws of FIBK, as amended as set forth in Exhibit B (such amendment, the “FIBK Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10          Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.11          Bank Merger.

(a)          Immediately following the Merger, Great Western Bank, a South Dakota state chartered bank and a wholly owned Subsidiary of GWB (“GWB Subsidiary Bank”), will merge with and into First Interstate Bank, a Montana-chartered bank and a wholly owned Subsidiary of FIBK (“FIBK Subsidiary Bank”) (the “Bank Merger”).  FIBK Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of GWB Subsidiary Bank shall cease.  Promptly after the date of this Agreement, GWB Subsidiary Bank and FIBK Subsidiary Bank shall enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”).  The Board of Directors of each of GWB Subsidiary Bank and FIBK Subsidiary Bank shall approve the Bank Merger Agreement, and each of GWB and FIBK shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of GWB Subsidiary Bank and FIBK Subsidiary Bank, respectively, and GWB and FIBK shall, and shall cause GWB Subsidiary Bank and FIBK Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b)          It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1          FIBK to Make Consideration Available.  At or prior to the Effective Time, FIBK shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by FIBK and GWB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of FIBK Class A Common Stock to be issued pursuant to Section 1.5, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) and shares of FIBK Class A Common Stock to be issued pursuant to Section 1.5, together with any dividends or distributions with respect to shares of FIBK Class A Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).

2.2          Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of GWB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive FIBK Class A Common Stock pursuant to Section 1.5(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of FIBK Class A Common Stock and any cash in lieu of fractional shares which the shares of GWB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares).  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of GWB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) that number of whole shares of FIBK Class A Common Stock to which such holder of GWB Common Stock shall have become entitled pursuant to the provisions of Section 1.5(a) and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of FIBK Class A Common Stock which the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to FIBK Class A Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of FIBK Class A Common Stock that the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)          If any share of FIBK Class A Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of FIBK Class A Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of GWB of the shares of GWB Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of FIBK Class A Common Stock and any cash in lieu of fractional shares as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained herein, no fractional shares of FIBK Class A Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to FIBK Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FIBK.  In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of GWB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of FIBK Class A Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by FIBK and GWB) by (ii) the fraction of a share (after taking into account all shares of GWB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of FIBK Class A Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of GWB for twelve (12) months after the Effective Time shall be paid to the Surviving Entity.  Any former holders of GWB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of FIBK Class A Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the FIBK Class A Common Stock deliverable in respect of each former share of GWB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of FIBK, GWB, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of GWB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by former holders of shares of GWB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of FIBK Class A Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of GWB Common Stock or GWB Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of GWB Common Stock or GWB Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of FIBK Class A Common Stock and any cash in lieu of fractional shares, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GWB

Except (a) as disclosed in the disclosure schedule delivered by GWB to FIBK concurrently herewith (the “GWB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the GWB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by GWB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any GWB Reports filed by GWB since September 30, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), GWB hereby represents and warrants to FIBK as follows:

3.1          Corporate Organization.

(a)          GWB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  GWB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  GWB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to FIBK, GWB or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the Merger), or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the word “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.  True and complete copies of the certificate of incorporation of GWB (the “GWB Charter”) and the bylaws of GWB (the “GWB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by GWB to FIBK.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, each Subsidiary of GWB (a “GWB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of GWB or any Subsidiary of GWB to pay dividends or distributions except, in the case of GWB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of GWB Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of GWB, threatened.  Section 3.1(b) of the GWB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of GWB as of the date hereof.  No Subsidiary of GWB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of GWB.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of GWB other than the GWB Subsidiaries.

3.2          Capitalization.

                             (a)          The authorized capital stock of GWB consists of 500,000,000 shares of GWB Common Stock, 50,000,000 shares of non-voting common stock, par value $0.01 per share (“GWB Non-Voting Common Stock”) and 15,000,000 shares of preferred stock, par value $0.01 per share (“GWB Preferred Stock”).  As of the date of this Agreement, there are (i) 55,116,095 shares of GWB Common Stock issued and outstanding, (ii) zero shares of GWB Non-Voting Common Stock issued and outstanding, (iii) zero shares of GWB Preferred Stock issued and outstanding, (iv) zero shares of GWB Common Stock held in treasury, (v) 332,116 shares of GWB Common Stock reserved for issuance upon the settlement of outstanding GWB RSU Awards, (vi) 251,047 shares of GWB Common Stock reserved for issuance upon the settlement of outstanding GWB PSU Awards assuming performance goals are satisfied at the target level or 373,765 shares of GWB Common Stock reserved for issuance upon the settlement of outstanding GWB PSU Awards assuming performance goals are satisfied at the maximum level, and (vii) no other shares of capital stock or other voting securities or equity interests of GWB issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of GWB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of GWB may vote.  Other than the GWB Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in GWB, or contracts, commitments, understandings or arrangements by which GWB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in GWB, or that otherwise obligate GWB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “GWB Securities”). No GWB Subsidiary owns any capital stock of GWB.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which GWB or any of its Subsidiaries is a party with respect to the voting or transfer of GWB Common Stock, capital stock or other voting or equity securities or ownership interests of GWB or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, GWB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the GWB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any GWB Subsidiary, or contracts, commitments, understandings or arrangements by which any GWB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such GWB Subsidiary, or otherwise obligating any GWB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “GWB Subsidiary Securities”).

(c)          Section 3.2(c) of the GWB Disclosure Schedule sets forth, for each GWB Equity Award as of the date hereof, the holder, type of award and number of shares.  Within five (5) days prior to the Closing Date, GWB will provide FIBK with a revised version of Section 3.2(c) of the GWB Disclosure Schedule, updated as of the most recent practicable date.  Each GWB Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable GWB Stock Plan and other applicable contracts.

3.3          Authority; No Violation.

(a)          GWB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of GWB.  The Board of Directors of GWB has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of GWB and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to GWB’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GWB Common Stock entitled to vote on this Agreement at a meeting called therefor (the “Requisite GWB Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of GWB Subsidiary Bank and GWB as GWB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of GWB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by GWB and (assuming due authorization, execution and delivery by FIBK) constitutes a valid and binding obligation of GWB, enforceable against GWB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by GWB nor the consummation by GWB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by GWB with any of the terms or provisions hereof, will (i) violate any provision of the GWB Charter or the GWB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any GWB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GWB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GWB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GWB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB.

3.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Montana Division of Banking and Financial Institutions (the “MDOB”) and the Division of Banking of the South Dakota Department of Labor and Regulation (the “SDDB”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the GWB Disclosure Schedule or Section 4.4 of the FIBK Disclosure Schedule and approval of such applications, filings and notices, (e) the filing by GWB with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by FIBK in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Montana Secretary pursuant to the MBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FIBK Class A Common Stock pursuant to this Agreement and the approval of the listing of such FIBK Class A Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by GWB of this Agreement or (y) the consummation by GWB of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, to the knowledge of GWB, there is no reason why the necessary regulatory approvals and consents will not be received by GWB to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5          Reports.  GWB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since October 1, 2019 with (i) the SDDB and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB.  As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of GWB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of GWB, investigation into the business or operations of GWB or any of its Subsidiaries since October 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of GWB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of GWB or any of its Subsidiaries since October 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.

3.6          Financial Statements.

(a)          The financial statements of GWB and its Subsidiaries included (or incorporated by reference) in the GWB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of GWB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GWB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of GWB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since September 30, 2019, no independent public accounting firm of GWB has resigned (or informed GWB that it intends to resign) or been dismissed as independent public accountants of GWB as a result of or in connection with any disagreements with GWB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GWB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of GWB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GWB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on GWB.  GWB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to GWB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of GWB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to GWB’s outside auditors and the audit committee of GWB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect GWB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in GWB’s internal controls over financial reporting.  These disclosures were made in writing by management to GWB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by GWB to FIBK.  Neither GWB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures.  GWB has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

                            (d)          Since October 1, 2019, (i) neither GWB nor any of its Subsidiaries, nor, to the knowledge of GWB, any Representative of GWB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of GWB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GWB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing GWB or any of its Subsidiaries, whether or not employed by GWB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GWB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of GWB or any committee thereof or the Board of Directors or similar governing body of any GWB Subsidiary or any committee thereof, or to the knowledge of GWB, to any director or officer of GWB or any GWB Subsidiary.

3.7          Broker’s Fees.  With the exception of the engagement of Piper Sandler & Co., neither GWB nor any GWB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  GWB has disclosed to FIBK as of the date hereof the aggregate fees provided for in connection with the engagement by GWB of Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.

3.8          Absence of Certain Changes or Events.

(a)          Since September 30, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.

(b)          Since September 30, 2020, GWB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of GWB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GWB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon GWB, any of its Subsidiaries or the assets of GWB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10          Taxes and Tax Returns.

(a)          Each of GWB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither GWB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of GWB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of GWB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither GWB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Neither GWB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of GWB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of GWB and its Subsidiaries or the assets of GWB and its Subsidiaries.  Neither GWB nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance.  GWB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.  Neither GWB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GWB and its Subsidiaries).  Neither GWB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was GWB) or (B) has any liability for the Taxes of any person (other than GWB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither GWB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither GWB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees.

(a)          Section 3.11(a) of the GWB Disclosure Schedule sets forth a true and complete list of all material GWB Benefit Plans.  For purposes of this Agreement, the term “GWB Benefit Plans” means an Employee Benefit Plan to which GWB, any Subsidiary of GWB or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by GWB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of GWB, any of its Subsidiaries or any of their ERISA Affiliates, or for which GWB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written.  For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b)          GWB has heretofore made available to FIBK true and complete copies of each material GWB Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each GWB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any GWB Benefit Plan, and neither GWB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.11(d) of the GWB Disclosure Schedule identifies each GWB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “GWB Qualified Plans”).  The IRS has, if applicable, issued a favorable determination letter with respect to each GWB Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of GWB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any GWB Qualified Plan or the related trust.  Each trust created under any GWB Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, with respect to each GWB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such GWB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such GWB Benefit Plan’s actuary with respect to such GWB Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such GWB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by GWB or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such GWB Benefit Plan.

(f)          None of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

 (g)          Neither GWB nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, all contributions required to be made to any GWB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any GWB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of GWB.

(i)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to GWB’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the GWB Benefit Plans, any fiduciaries thereof with respect to their duties to the GWB Benefit Plans or the assets of any of the trusts under any of the GWB Benefit Plans that would reasonably be expected to result in any material liability of GWB or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a GWB Benefit Plan, or any other party.

(j)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, none of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the GWB Benefit Plans or their related trusts, GWB, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that GWB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of GWB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any GWB Benefit Plan, or (iii) result in any limitation on the right of GWB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any GWB Benefit Plan or related trust.

(l)          The transactions contemplated by this Agreement will not cause or require GWB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No GWB Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither GWB or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, there are no pending or, to GWB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against GWB or any of its Subsidiaries, or any strikes, or other labor disputes against GWB or any of its Subsidiaries.  Neither GWB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of GWB or any of its Subsidiaries and, to the knowledge of GWB, there are no organizing efforts by any union or other group seeking to represent any employees of GWB or any of its Subsidiaries.

(o)          GWB and its Subsidiaries are, and have been since October 1, 2019, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.  Neither GWB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause FIBK or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

3.12        SEC Reports.  GWB has previously made available to FIBK an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since September 30, 2019 by GWB pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “GWB Reports”) and (b) communication mailed by GWB to its stockholders since September 30, 2019 and prior to the date hereof, and no such GWB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since September 30, 2019, as of their respective dates, all GWB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of GWB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the GWB Reports.

3.13        Compliance with Applicable Law.

(a)          GWB and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, and to the knowledge of GWB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.  GWB has not elected to be treated as a financial holding company under the BHC Act and GWB and each of its Subsidiaries other than GWB Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, GWB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to GWB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          GWB Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)          GWB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, to the knowledge of GWB, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of GWB and its Subsidiaries.

(e)          Without limitation, none of GWB or any of its Subsidiaries, or to the knowledge of GWB, any director, officer, employee, agent or other person acting on behalf of GWB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of GWB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of GWB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of GWB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of GWB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for GWB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for GWB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB.

(f)          As of the date hereof, GWB, GWB Subsidiary Bank and each other insured depository institution Subsidiary of GWB is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither GWB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that GWB Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

3.14        Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the GWB Disclosure Schedule, as of the date hereof, neither GWB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any GWB Benefit Plan:  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of GWB (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) which (other than extensions of credit, other customary banking products offered by GWB or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal or right of first offer with respect to any material assets, rights or properties of GWB or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to GWB and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; (viii) (A) that relates to the incurrence of indebtedness by GWB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by GWB or any of its Subsidiaries of, or any similar commitment by GWB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more; (ix) with any record or beneficial owner of five percent (5%) or more of the outstanding shares of GWB Common Stock; or (x) which is a settlement, consent or similar agreement with respect to material litigation against GWB or its Subsidiaries and contains continuing obligations of GWB or any of its Subsidiaries that are material to GWB and its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any GWB Benefit Plan), whether or not set forth in the GWB Disclosure Schedule, is referred to herein as a “GWB Contract.”  GWB has made available to FIBK true, correct and complete copies of each GWB Contract in effect as of the date hereof.

(b)          (i) Each GWB Contract is valid and binding on GWB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (ii) GWB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each GWB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (iii) to the knowledge of GWB, each third-party counterparty to each GWB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such GWB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (iv) neither GWB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any GWB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of GWB or any of its Subsidiaries, or to the knowledge of GWB, any other party thereto, of or under any such GWB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB.

3.15        Agreements with Regulatory Agencies.  Subject to Section 9.14, neither GWB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since October 1, 2019, a recipient of any supervisory letter from, or since October 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the GWB Disclosure Schedule, a “GWB Regulatory Agreement”), nor has GWB or any of its Subsidiaries been advised since October 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such GWB Regulatory Agreement.

3.16        Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of GWB or any of its Subsidiaries or for the account of a customer of GWB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of GWB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  GWB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to GWB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, GWB and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of GWB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on GWB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against GWB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.  To the knowledge of GWB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.  GWB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.

3.18        Investment Securities and Commodities.

(a)          Each of GWB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to GWB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of GWB or its Subsidiaries.  Such securities and commodities are valued on the books of GWB in accordance with GAAP in all material respects.

(b)          GWB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that GWB believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, GWB has made available to FIBK the material terms of such policies, practices and procedures.

3.19        Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, GWB or a GWB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the GWB Reports as being owned by GWB or a GWB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “GWB Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GWB Reports or acquired after the date thereof which are material to GWB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the GWB Owned Properties, the “GWB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of GWB, the lessor.  There are no pending or, to the knowledge of GWB, threatened condemnation proceedings against the GWB Real Property.

3.20        Intellectual Property.  GWB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB:  (a) (i) to the knowledge of GWB, the use of any Intellectual Property by GWB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GWB or any GWB Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of GWB, no person has asserted in writing to GWB that GWB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of GWB, no person is challenging, infringing on or otherwise violating any right of GWB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GWB or its Subsidiaries, and (c) neither GWB nor any GWB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by GWB or any GWB Subsidiary, and GWB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by GWB and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between GWB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of GWB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding GWB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of GWB) on the other hand, of the type required to be reported in any GWB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22        State Takeover Laws.  The Board of Directors of GWB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the GWB Charter or GWB Bylaws (collectively, with any similar provisions of the FIBK Articles or FIBK Bylaws, “Takeover Statutes”).  In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of GWB Common Stock in connection with the Merger.

3.23        Reorganization.  GWB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24        Opinion.  Prior to the execution of this Agreement, GWB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Piper Sandler & Co., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of GWB Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25        GWB Information.  The information relating to GWB and its Subsidiaries or that is provided by GWB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Joint Proxy Statement relating to GWB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The portion of the S-4 relating to GWB or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.26        Loan Portfolio.

(a)          As of the date hereof, neither GWB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which GWB or any Subsidiary of GWB is a creditor that, as of June 30, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2021 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of GWB or any of its Subsidiaries, or to the knowledge of GWB, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the GWB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of GWB and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $1,000,000 and were classified by GWB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of GWB or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each Loan of GWB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of GWB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each outstanding Loan of GWB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of GWB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which GWB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by GWB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of GWB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries is now nor has it ever been since September 30, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to GWB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by GWB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.

3.27        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, (a) GWB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of GWB reasonably has determined to be prudent and consistent with industry practice, and GWB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of GWB and its Subsidiaries, GWB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by GWB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither GWB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.28        Investment Advisory and Broker-Dealer Matters.

(a)          No Subsidiary of GWB is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b)          No Subsidiary of GWB is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.

3.29        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GWB, (i) to the knowledge of GWB, since October 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any GWB Subsidiary (“GWB Agent”) wrote, sold, produced, managed, administered or procured business for a GWB Subsidiary, such GWB Agent was, at the time the GWB Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) to the knowledge of GWB, no GWB Agent has been since October 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such GWB Agent’s writing, sale, management, administration or production of insurance business for any GWB Insurance Subsidiary (as defined below), and (iii) to the knowledge of GWB, each GWB Agent was appointed by GWB or a GWB Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of GWB, all processes and procedures undertaken with respect to such GWB Agent were undertaken in material compliance with applicable insurance laws, rules and regulations.  “GWB Insurance Subsidiary” means each Subsidiary of GWB through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GWB, (i) since October 1, 2019, GWB and, to the knowledge of GWB, the GWB Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of GWB, all contracts, agreements, arrangements and transactions in effect between any GWB Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of GWB, each GWB Insurance Subsidiary has operated and otherwise been in compliance in all material respects with all applicable insurance laws, rules and regulations.

3.30          No Other Representations or Warranties.

(a)          Except for the representations and warranties made by GWB in this Article III, neither GWB nor any other person makes any express or implied representation or warranty with respect to GWB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GWB hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither GWB nor any other person makes or has made any representation or warranty to FIBK or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to GWB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to FIBK or any of its affiliates or Representatives in the course of their due diligence investigation of GWB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by GWB in this Article III.

(b)          GWB acknowledges and agrees that neither FIBK nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIBK

Except (a) as disclosed in the disclosure schedule delivered by FIBK to GWB concurrently herewith (the “FIBK Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FIBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FIBK that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any FIBK Reports filed by FIBK since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FIBK hereby represents and warrants to GWB as follows:

4.1          Corporate Organization.

(a)          FIBK is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act.  FIBK has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  FIBK is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK.  True and complete copies of the articles of incorporation of FIBK (the “FIBK Articles”) and the bylaws of FIBK (the “FIBK Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by FIBK to GWB.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, each Subsidiary of FIBK (a “FIBK Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of FIBK or any Subsidiary of FIBK to pay dividends or distributions except, in the case of FIBK or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of FIBK Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of FIBK, threatened.  Section 4.1(b) of the FIBK Disclosure Schedule sets forth a true and complete list of all Subsidiaries of FIBK as of the date hereof.  No Subsidiary of FIBK is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of FIBK.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of FIBK other than the FIBK Subsidiaries.

4.2          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of FIBK consists of 100,000,000 shares of FIBK Class A Common Stock, 100,000,000 shares of FIBK Class B Common Stock and 100,000 shares of preferred stock, no par value per share (the “FIBK Preferred Stock”).  As of the date of this Agreement, there are (i) 41,716,996 shares of FIBK Class A Common Stock issued and outstanding, including 199,990 shares of FIBK Class A Common Stock granted in respect of outstanding time-based restricted stock awards (“FIBK Restricted Stock Awards”), (ii) 356,712 shares of FIBK Class A Common Stock (assuming performance goals are satisfied at the target level) or 713,424 shares of FIBK Class A Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock awards in respect of shares of FIBK Class A Common Stock (“FIBK Performance Stock Awards”), (iii) 20,515,516 shares of FIBK Class B Common Stock issued and outstanding, (iv) zero shares of FIBK Preferred Stock issued and outstanding, (v) zero shares of FIBK Common Stock held in treasury, (vi) 27,403 shares of FIBK Class A Common Stock reserved for issuance upon the exercise and settlement of outstanding stock option awards in respect of shares of FIBK Class A Common Stock (“FIBK Option Awards”), and (vii) no other shares of capital stock or other voting securities or equity interests of FIBK issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of FIBK Class A Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FIBK may vote.  Other than FIBK Restricted Stock Awards, FIBK Performance Stock Awards and FIBK Option Awards (collectively, “FIBK Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in FIBK, or contracts, commitments, understandings or arrangements by which FIBK may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FIBK or that otherwise obligate FIBK to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “FIBK Securities”).  No FIBK Subsidiary owns any capital stock of FIBK.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which FIBK or any of its Subsidiaries is a party with respect to the voting or transfer of FIBK Common Stock, capital stock or other voting or equity securities or ownership interests of FIBK or granting any shareholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, FIBK owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FIBK Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any FIBK Subsidiary, or contracts, commitments, understandings or arrangements by which any FIBK Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such FIBK Subsidiary, or otherwise obligating any FIBK Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (“FIBK Subsidiary Securities”).

4.3          Authority; No Violation.

(a)          FIBK has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the consummation of the Merger, the FIBK Articles Amendment and the FIBK Bylaws Amendment have been duly and validly approved by the Board of Directors of FIBK.  The Board of Directors of FIBK has determined that the Merger, on the terms and Conditions set forth in this Agreement, is advisable and in the best interests of FIBK and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the FIBK Articles Amendment and the FIBK Bylaws Amendment), and has directed that this Agreement and the FIBK Articles Amendment be submitted to FIBK’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement (including the issuance of shares of FIBK Class A Common Stock pursuant to this Agreement) by the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of FIBK Common Stock entitled to vote thereon, voting together as a single class and (ii) the approval of the FIBK Articles Amendment by the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of FIBK Common Stock entitled to vote thereon, voting together as a single class (such approvals in clauses (i) and (ii), collectively, the “Requisite FIBK Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of FIBK Subsidiary Bank and FIBK as FIBK Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of FIBK are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by FIBK and (assuming due authorization, execution and delivery by GWB) constitutes a valid and binding obligation of FIBK, enforceable against FIBK in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of FIBK Class A Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite FIBK Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of FIBK will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by FIBK, nor the consummation by FIBK of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FIBK with any of the terms or provisions hereof, will (i) violate any provision of the FIBK Articles or the FIBK Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any FIBK Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FIBK or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FIBK or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FIBK or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on FIBK.

4.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the MDOB and SDDB, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the GWB Disclosure Schedule or Section 4.4 of the FIBK Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Montana Secretary pursuant to the MBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FIBK Class A Common Stock pursuant to this Agreement and the approval of the listing of such FIBK Class A Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by FIBK of this Agreement or (y) the consummation by FIBK of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, to the knowledge of FIBK, there is no reason why the necessary regulatory approvals and consents will not be received by FIBK to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5          Reports.  FIBK and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies (including the MDOB), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK.  As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of FIBK and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FIBK, investigation into the business or operations of FIBK or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FIBK or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FIBK or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.

4.6          Financial Statements.

(a)          The financial statements of FIBK and its Subsidiaries included (or incorporated by reference) in the FIBK Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FIBK and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FIBK and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of FIBK and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since December 31, 2019, no independent public accounting firm of FIBK has resigned (or informed FIBK that it intends to resign) or been dismissed as independent public accountants of FIBK as a result of or in connection with any disagreements with FIBK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FIBK included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of FIBK and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FIBK or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on FIBK.  FIBK (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to FIBK, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FIBK by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FIBK’s outside auditors and the audit committee of FIBK’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect FIBK’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in FIBK’s internal controls over financial reporting.  These disclosures were made in writing by management to FIBK’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by FIBK to GWB.  Neither FIBK nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures.  FIBK has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2019, (i) neither FIBK nor any of its Subsidiaries, nor, to the knowledge of FIBK, any Representative of FIBK or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FIBK or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FIBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing FIBK or any of its Subsidiaries, whether or not employed by FIBK or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FIBK or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of FIBK or any committee thereof or the Board of Directors or similar governing body of any FIBK Subsidiary or any committee thereof, or to the knowledge of FIBK, to any director or officer of FIBK or any FIBK Subsidiary.

4.7          Broker’s Fees.  With the exception of the engagement of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc., neither FIBK nor any FIBK Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  FIBK has disclosed to GWB as of the date hereof the aggregate fees provided for in connection with the engagement by FIBK of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc. related to the Merger and the other transactions contemplated hereunder.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.

(b)          Since December 31, 2020, FIBK and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of FIBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FIBK or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon FIBK, any of its Subsidiaries or the assets of FIBK or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10          Taxes and Tax Returns.  Each of FIBK and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither FIBK nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of FIBK and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of FIBK and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither FIBK nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Neither FIBK nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of FIBK, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of FIBK and its Subsidiaries or the assets of FIBK and its Subsidiaries.  Neither FIBK nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance.  FIBK has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.  Neither FIBK nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FIBK and its Subsidiaries).  Neither FIBK nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was FIBK) or (B) has any liability for the Taxes of any person (other than FIBK or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither FIBK nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither FIBK nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.11          Employees.

(a)          Section 4.11(a) of the FIBK Disclosure Schedule sets forth a true and complete list of all material FIBK Benefit Plans.  For purposes of this Agreement, the term “FIBK Benefit Plans” means an Employee Benefit Plan to which FIBK, any Subsidiary of FIBK or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by FIBK, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of FIBK, any of its Subsidiaries or any of their ERISA Affiliates, or for which FIBK, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.

(b)          FIBK has heretofore made available to GWB true and complete copies of each material FIBK Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the DOL for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each FIBK Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any FIBK Benefit Plan, and neither FIBK nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 4.11(d) of the FIBK Disclosure Schedule identifies each FIBK Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FIBK Qualified Plans”).  The IRS has, if applicable, issued a favorable determination letter with respect to each FIBK Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of FIBK, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FIBK Qualified Plan or the related trust.  Each trust created under any FIBK Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, with respect to each FIBK Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such FIBK Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such FIBK Benefit Plan’s actuary with respect to such FIBK Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such FIBK Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by FIBK or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such FIBK Benefit Plan.

(f)          None of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)          Neither FIBK nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, all contributions required to be made to any FIBK Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FIBK Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FIBK.

(i)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to FIBK’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the FIBK Benefit Plans, any fiduciaries thereof with respect to their duties to the FIBK Benefit Plans or the assets of any of the trusts under any of the FIBK Benefit Plans that would reasonably be expected to result in any material liability of FIBK or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a FIBK Benefit Plan, or any other party.

(j)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, none of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the FIBK Benefit Plans or their related trusts, FIBK, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that FIBK or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of FIBK or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any FIBK Benefit Plan, or (iii) result in any limitation on the right of FIBK or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FIBK Benefit Plan or related trust.

(l)          The transactions contemplated by this Agreement will not cause or require FIBK or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No FIBK Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither FIBK nor any of its Subsidiaries has any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, there are no pending or, to FIBK’s knowledge, threatened labor grievances or unfair labor practice claims or charges against FIBK or any of its Subsidiaries, or any strikes, or other labor disputes against FIBK or any of its Subsidiaries.  Neither FIBK nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement, or work rules or practices agreed to with any labor organization or employee association applicable to service provider of FIBK or any of its Subsidiaries and, to the knowledge of FIBK, there are no organizing efforts by any union or other group seeking to represent any employees of FIBK or any of its Subsidiaries.

(o)          FIBK and its Subsidiaries are, and have been since January 1, 2019, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.  Neither FIBK nor any of its Subsidiaries has taken any action that would reasonably be expected to cause GWB or any of its affiliates to have any material liability or other obligation following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

4.12          SEC Reports.  FIBK has previously made available to GWB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by FIBK pursuant to the Securities Act or the Exchange Act (the “FIBK Reports”) and (b) communication mailed by FIBK to its shareholders since December 31, 2019 and prior to the date hereof, and no such FIBK Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2019, as of their respective dates, all FIBK Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of FIBK has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FIBK Reports.

4.13          Compliance with Applicable Law.

(a)          FIBK and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, and to the knowledge of FIBK, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, FIBK and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FIBK or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          FIBK Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)          FIBK maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FIBK, to the knowledge of FIBK, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FIBK and its Subsidiaries.

(e)          Without limitation, none of FIBK or any of its Subsidiaries, or to the knowledge of FIBK, any director, officer, employee, agent or other person acting on behalf of FIBK or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FIBK or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FIBK or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FIBK or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FIBK or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FIBK or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FIBK or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK.

(f)          As of the date hereof, FIBK, FIBK Subsidiary Bank and each other insured depository institution Subsidiary of FIBK is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither FIBK nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that FIBK Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.14          Certain Contracts.

(a)          Except as set forth in Section 4.14(a) of the FIBK Disclosure Schedule as of the date hereof, neither FIBK nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any FIBK Benefit Plan:  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of FIBK (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) and provides for, or would reasonably be expected to result in, payments by FIBK or its Subsidiaries after the date hereof in excess of $15,000,000 per year; (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) that grants any material right of first refusal or right of first offer with respect to any material assets, rights or properties of FIBK or its Subsidiaries taken as a whole and provides for, or would reasonably be expected to result in, payments by FIBK or its Subsidiaries after the date hereof in excess of $15,000,000 per year; (v) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution that continue in effect after the date of this Agreement that are material to FIBK and its Subsidiaries, taken as a whole; (vi) (A) that relates to the incurrence of indebtedness by FIBK or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by FIBK or any of its Subsidiaries of, or any similar commitment by FIBK or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $15,000,000 or more; (vii) with any record or beneficial owner of FIBK Class B Common Stock or five percent (5%) or more of the outstanding FIBK Common Stock or voting power thereof in any such owner’s capacity as a shareholder of FIBK (other than contracts or arrangements for financial products or services, including loan agreements, account agreements and other indebtedness agreements) or (viii) which is a settlement, consent or similar agreement with respect to material litigation against FIBK or its Subsidiaries for an amount in excess of $15,000,000.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) (excluding any FIBK Benefit Plan), whether or not set forth in the FIBK Disclosure Schedule, is referred to herein as a “FIBK Contract.”  FIBK has made available to GWB true, correct and complete copies of each FIBK Contract in effect as of the date hereof.

(b)          (i) Each FIBK Contract is valid and binding on FIBK or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (ii) FIBK and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each FIBK Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (iii) to the knowledge of FIBK, each third-party counterparty to each FIBK Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such FIBK Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (iv) neither FIBK nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any FIBK Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of FIBK or any of its Subsidiaries or, to the knowledge of FIBK, any other party thereto, of or under any such FIBK Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK.

4.15        Agreements with Regulatory Agencies.  Subject to Section 9.14, neither FIBK nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FIBK Disclosure Schedule, a “FIBK Regulatory Agreement”), nor has FIBK or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FIBK Regulatory Agreement.

4.16        Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FIBK or any of its Subsidiaries or for the account of a customer of FIBK or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of FIBK or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  FIBK and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FIBK’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.17        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, FIBK and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FIBK, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FIBK or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against FIBK, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.  To the knowledge of FIBK, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.  FIBK is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.

4.18        Investment Securities and Commodities.

(a)          Each of FIBK and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to FIBK’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of FIBK or its Subsidiaries.  Such securities and commodities are valued on the books of FIBK in accordance with GAAP in all material respects.

(b)          FIBK and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FIBK believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, FIBK has made available to GWB the material terms of such policies, practices and procedures.

4.19        Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FIBK, FIBK or a FIBK Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the FIBK Reports as being owned by FIBK or a FIBK Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “FIBK Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FIBK Reports or acquired after the date thereof which are material to FIBK’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the FIBK Owned Properties, the “FIBK Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of FIBK, the lessor.  There are no pending or, to the knowledge of FIBK, threatened condemnation proceedings against the FIBK Real Property.

4.20        Intellectual Property.  FIBK and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK:  (a) (i) to the knowledge of FIBK, the use of any Intellectual Property by FIBK and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which FIBK or any FIBK Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of FIBK, no person has asserted in writing to FIBK that FIBK or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of FIBK, no person is challenging, infringing on or otherwise violating any right of FIBK or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FIBK or its Subsidiaries, and (c) neither FIBK nor any FIBK Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by FIBK or any FIBK Subsidiary, and FIBK and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by FIBK and its Subsidiaries.

4.21        Customer Relationships.

(a)          Each trust or wealth management customer of FIBK or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of FIBK and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable laws and FIBK’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.  Each contract governing a relationship with a trust or wealth management customer of FIBK or any of its Subsidiaries has been duly and validly executed and delivered by FIBK and each Subsidiary and, to the knowledge of FIBK, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and FIBK and its Subsidiaries and, to the knowledge of FIBK, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and FIBK and its Subsidiaries and, to the knowledge of FIBK, such other contracting parties are in material compliance with each of the terms thereof.

(b)          None of FIBK, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of FIBK or any of its Subsidiaries.  Since January 1, 2019, none of FIBK or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

4.22        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between FIBK or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FIBK or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding FIBK Common Stock or voting power thereof (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of FIBK) on the other hand, of the type required to be reported in any FIBK Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

4.23        State Takeover Laws.  The Board of Directors of FIBK has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.  In accordance with Section 35-14-1302 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of FIBK Common Stock in connection with the Merger.

4.24        Reorganization.  FIBK has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.25        Opinions.  Prior to the execution of this Agreement, FIBK has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to FIBK.  Neither opinion has been amended or rescinded as of the date of this Agreement.

4.26        FIBK Information.  The information relating to FIBK and its Subsidiaries or that is provided by FIBK or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portion of the Joint Proxy Statement relating to FIBK and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate to GWB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.27        Loan Portfolio.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each Loan of FIBK or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FIBK and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each outstanding Loan of FIBK or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FIBK and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)          None of the agreements pursuant to which FIBK or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)          There are no outstanding Loans made by FIBK or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FIBK or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries is now nor has it ever been since December 31, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28        Investment Advisory and Broker-Dealer Matters.

(a)          No Subsidiary of FIBK is required to register with the SEC as an investment adviser under the Investment Advisers Act.

(b)          No Subsidiary of FIBK is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.

4.29        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FIBK, (i) to the knowledge of FIBK, since December 31, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any FIBK Subsidiary (“FIBK Agent”) wrote, sold, produced, managed, administered or procured business for a FIBK Subsidiary, such FIBK Agent was, at the time the FIBK Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) to the knowledge of FIBK, no FIBK Agent has been since December 31, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such FIBK Agent’s writing, sale, management, administration or production of insurance business for any FIBK Insurance Subsidiary (as defined below), and (iii) to the knowledge of FIBK, each FIBK Agent was appointed by FIBK or a FIBK Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and all processes and, to the knowledge of FIBK, procedures undertaken with respect to such FIBK Agent were undertaken in material compliance with applicable insurance laws, rules and regulations.  “FIBK Insurance Subsidiary” means each Subsidiary of FIBK through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FIBK, (i) since December 31, 2019, FIBK and, to the knowledge of FIBK, the FIBK Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of FIBK, all contracts, agreements, arrangements and transactions in effect between any FIBK Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of FIBK, each FIBK Insurance Subsidiary has operated and otherwise been in compliance in all material respects with all applicable insurance laws, rules and regulations.

4.30        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by FIBK in this Article IV, neither FIBK nor any other person makes any express or implied representation or warranty with respect to FIBK, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FIBK hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither FIBK nor any other person makes or has made any representation or warranty to GWB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FIBK, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to GWB or any of its affiliates or Representatives in the course of their due diligence investigation of FIBK, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by FIBK in this Article IV.

(b)          FIBK acknowledges and agrees that neither GWB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses by GWB Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the GWB Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by FIBK (such consent not to be unreasonably withheld, conditioned or delayed), GWB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either FIBK or GWB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.  Notwithstanding anything to the contrary set forth in Section 5.1(a), but subject to the other provisions of this Section 5.1 and Section 5.2, GWB and its Subsidiaries may take any commercially reasonable actions that GWB reasonably determines are necessary or prudent to take in response to the Pandemic or the Pandemic Measures; provided that GWB shall provide prior notice to and consult with FIBK in good faith to the extent such actions would otherwise require consent of FIBK under Section 5.1(a).

5.2          Forbearances of GWB.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the GWB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, GWB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FIBK (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          (i) incur any indebtedness for borrowed money in excess of $25,000,000, (A) other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice and (III) indebtedness of GWB or any of its wholly owned Subsidiaries to GWB or any of its wholly owned Subsidiaries, and (B) provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of GWB or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of GWB or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of GWB, the Surviving Entity or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)             adjust, split, combine or reclassify any capital stock;

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the GWB Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of GWB or any of its wholly owned Subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of GWB Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the GWB Disclosure Schedule;

(iii)          grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any GWB Securities under a GWB Stock Plan or otherwise; or

(iv)           issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities, except pursuant to the exercise of stock options or the settlement of equity-based awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the GWB Disclosure Schedule;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of GWB;

(e)          in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any GWB Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to GWB, or (ii) enter into any contract that would constitute a GWB Contract, if it were in effect on the date of this Agreement;

(f)          except as required by the terms (in effect as of the date hereof) of any GWB Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, in each case, with respect to any executive officer or any employee reporting directly to an executive officer (a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any other Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.2(f) of the GWB Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v)  grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause, or (viii) hire any individual who would be a Key Employee;

(g)          settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to GWB, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)          amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)           other than in prior consultation with FIBK, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(l)           enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)          other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a Regulatory Agency;

(n)          make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $30,000,000 or greater; provided that if FIBK does not respond to a request for consent pursuant to this Section 5.2(n) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(o)          make, or commit to make, any capital expenditures that exceed the amounts set forth in GWB’s capital expenditure budget set forth in Section 5.2(o) of the GWB Disclosure Schedule;

(p)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(q)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          Conduct of Businesses by FIBK Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the FIBK Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by GWB (such consent not to be unreasonably withheld, conditioned or delayed), FIBK shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either FIBK or GWB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.  Notwithstanding anything to the contrary set forth in Section 5.3(a), but subject to the other provisions of this Section 5.3 and Section 5.4, FIBK and its Subsidiaries may take any commercially reasonable actions that FIBK reasonably determines are necessary or prudent to take in response to the Pandemic or the Pandemic Measures; provided that FIBK shall provide prior notice to and consult with GWB in good faith to the extent such actions would otherwise require consent of GWB under Section 5.3(a).

5.4          Forbearances of FIBK.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the FIBK Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, FIBK shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of GWB (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          (i)           adjust, split, combine or reclassify any shares of FIBK Common Stock;

(ii)           make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, repurchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any FIBK Securities or FIBK Subsidiary Securities, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.4(a)(ii) of the FIBK Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of FIBK or any of its wholly owned Subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of FIBK Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the FIBK Disclosure Schedule;

(b)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)          amend the FIBK Articles or the FIBK Bylaws (other than pursuant to the FIBK Articles Amendment and the FIBK Bylaws Amendment);

(d)          (A) terminate, amend or waive any provision of the Stockholders’ Agreement, or (B) enter into, terminate, amend, or waive any provision of any other contract or agreement with any shareholder party to the Support Agreement (other than (1) customary arrangements entered into in a person’s capacity as a director of FIBK on terms substantially similar to those entered into with other independent directors of FIBK and (2) contracts or arrangements for financial products or services, including loan agreements, account agreements and other indebtedness agreements, entered into in the ordinary course of business); or

(e)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Promptly after the date of this Agreement, FIBK and GWB shall prepare and file with the SEC the Joint Proxy Statement, and FIBK shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings as promptly as practicable after the date of this Agreement.  Each of FIBK and GWB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and FIBK and GWB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders or stockholders, as applicable.  FIBK shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GWB shall furnish all information concerning GWB and the holders of GWB Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, FIBK and GWB shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals.  FIBK and GWB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  FIBK and GWB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GWB or FIBK, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.  As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the MDOB and the SDDB and, if required by the HSR Act, under the HSR Act and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)          Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require FIBK or GWB or any of their respective Subsidiaries, and neither FIBK nor GWB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to FIBK and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)          FIBK and GWB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FIBK, GWB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(e)          FIBK and GWB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each of GWB and FIBK, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of GWB and FIBK shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that GWB or FIBK, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither FIBK nor GWB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FIBK’s or GWB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of GWB and FIBK shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 5, 2021, between FIBK and GWB (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3          Stockholder and Shareholder Approvals.  Each of FIBK and GWB shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “FIBK Meeting” and the “GWB Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of GWB, the Requisite GWB Vote, and in the case of FIBK, the Requisite FIBK Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of GWB and FIBK shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  Subject to the remainder of this Section 6.3, each of FIBK and GWB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of FIBK and the stockholders of GWB, as applicable, the Requisite FIBK Vote and the Requisite GWB Vote, as applicable, including by communicating to the shareholders of FIBK and the stockholders of GWB, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of FIBK, the shareholders of FIBK adopt and approve this Agreement and the transactions contemplated hereby (including the issuance of shares of FIBK Class A Common Stock pursuant to this Agreement) and approve the FIBK Articles Amendment (the “FIBK Board Recommendation”), and, in the case of GWB, the stockholders of GWB adopt and approve this Agreement and the transactions contemplated hereby (the “GWB Board Recommendation”).  Subject to the remainder of this Section 6.3, each of FIBK and GWB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, (ii) fail to make the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, in each case within ten (10) business days (or such fewer number of days as remains prior to the FIBK Meeting or the GWB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of FIBK or GWB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FIBK Board Recommendation or the GWB Board Recommendation, as applicable, such Board of Directors may, in the case of FIBK, prior to the receipt of the Requisite FIBK Vote, and in the case of GWB, prior to the receipt of the Requisite GWB Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FIBK Board Recommendation or GWB Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Neither FIBK nor GWB shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, except that FIBK or GWB (1) shall be permitted to adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of FIBK or the Board of Directors of GWB, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the FIBK Meeting or the GWB Meeting, as the case may be and (2) shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of FIBK Common Stock or GWB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting GWB or FIBK, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite GWB Vote or the Requisite FIBK Vote; provided that, without the prior written consent of the other party, neither FIBK nor GWB shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the FIBK Meeting shall be convened and this Agreement shall be submitted to the shareholders of FIBK at the FIBK Meeting and (y) the GWB Meeting shall be convened and this Agreement shall be submitted to the stockholders of GWB at the GWB Meeting, and nothing contained herein shall be deemed to relieve either FIBK or GWB of such obligation.

6.4          Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of FIBK and GWB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GWB or FIBK or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

6.5          Stock Exchange Listing.  FIBK shall cause the shares of FIBK Class A Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6          Employee Matters.

(a)          For a period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, FIBK shall provide, or cause to be provided, to each individual who is employed by GWB or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Entity (or any affiliate thereof) during such period (a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) short-term incentive compensation opportunities, long-term incentive compensation opportunities and other compensation and employee benefits (in each case of clause (i) and (ii) of this Section 6.6(a), excluding defined benefit pension, retiree medical, change in control and severance benefits) that, in each case, are no less favorable than those provided to similarly situated employees of FIBK and its Subsidiaries, and (iii) to any Continuing Employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to FIBK’s severance policy (the terms of which are described in Section 6.6(a) of the FIBK Disclosure Schedule), and which shall apply to Continuing Employees in a manner no less favorable than as applicable to similarly situated employees of FIBK and its Subsidiaries. Nothing in this Section 6.6(a) is intended to limit FIBK or any of its Subsidiaries from taking or continuing to take reasonable actions in response to the COVID-19 related stresses on FIBK after the Closing Date, including reductions in force, furloughs, temporary layoffs, or reduced hours, pay or benefits; provided that no such actions shall disproportionately adversely affect the Continuing Employees when compared to similarly situated FIBK employees.

(b)          With respect to any FIBK Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, FIBK or the  Surviving Entity shall:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such FIBK Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous GWB Benefit Plan immediately prior to the Closing Date, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such FIBK Benefit Plan) under such FIBK Benefit Plan (to the same extent that such credit was given under the analogous GWB Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such FIBK Benefit Plans, and (iii) recognize all service of such employees with GWB and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous GWB Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any FIBK Benefit Plan that is a defined benefit pension plan, for purposes of any FIBK Benefit Plan that provides retiree welfare benefits, or to any FIBK Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.

(c)          If directed in writing by FIBK at least ten (10) business days prior to the Effective Time, GWB shall terminate any GWB Qualified Plan effective as of, and contingent upon, the Effective Time. In connection with the termination of such plan, FIBK shall take any and all actions as may be required to permit each affected GWB employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of FIBK or any of its Subsidiaries (a “FIBK Qualified Plan”).  If a GWB Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a FIBK Qualified Plan.

(d)          GWB and FIBK shall cooperate in good faith in structuring any payments or benefits that may be made in connection with the transactions contemplated hereby, or preparing any reasonable compensation analysis (including valuing applicable noncompetition covenants), to mitigate any negative tax consequences to GWB, FIBK or the applicable service provider that may arise due to any such payments or benefits being subject to Sections 280G and 4999 of the Code.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of GWB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, GWB, FIBK or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, GWB, FIBK or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of GWB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any GWB Benefit Plan, FIBK Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.11, except as set forth in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of FIBK or GWB or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by GWB pursuant to the GWB Charter, the GWB Bylaws, the governing or organizational documents of any Subsidiary of GWB and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the GWB Disclosure Schedule, each present and former director or officer of GWB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “GWB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of GWB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any GWB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such GWB Indemnified Party is not entitled to indemnification.

(b)          For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GWB (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by GWB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, FIBK or GWB, in consultation with, but only upon the consent of FIBK, may (and at the request of FIBK, GWB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under GWB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each GWB Indemnified Party and his or her heirs and representatives.  If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FIBK, on the one hand, and a Subsidiary of GWB, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by FIBK.

6.9          Advice of Changes.  FIBK and GWB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10         Dividends.  After the date of this Agreement, each of FIBK and GWB shall coordinate with the other the declaration of any dividends in respect of FIBK Common Stock and GWB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of GWB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of GWB Common Stock and any shares of FIBK Class A Common Stock any such holder receives in exchange therefor in the Merger.

6.11        Shareholder Litigation.  Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and GWB shall give FIBK the opportunity to participate (at FIBK’s expense) in the defense or settlement of any such litigation.  Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into   account. GWB shall not agree to settle any such litigation without FIBK’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that FIBK shall not be obligated to consent to any settlement which does not include a full release of FIBK and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12        Corporate Governance.

(a)          Effective as of the Effective Time, in accordance with the FIBK Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Entity shall be sixteen (16).  Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, (i) one (1) shall be the Chief Executive Officer of FIBK as of immediately prior to the Effective Time, (ii) an additional ten (10) shall be members of the Board of Directors of FIBK as of immediately prior to the Effective Time, designated by FIBK (the directors referred to in clauses (i) and (ii), the “FIBK Directors”), and (iii) an additional five (5) shall be members of the Board of Directors of GWB as of immediately prior to the Effective Time, designated by GWB (the directors referred to in this clause (iii), the “GWB Directors”); provided that any GWB Director must meet any applicable requirements or standards that may be imposed by a Regulatory Agency for service on the Board of Directors of FIBK.  Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of GWB and FIBK) shall cooperate in good faith to mutually agree on the selection of the GWB Directors who will join the Board of Directors of the Surviving Entity, their respective classes, and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the Board of Directors of the Surviving Entity; provided, that (i) the GWB Directors shall be apportioned among the three (3) classes of the Board of Directors of the Surviving Entity as nearly evenly as is possible, (ii) the Chairman of GWB as of immediately prior to the Effective Time shall be appointed to the Executive Committee of the Board of Directors of the Surviving Entity effective as of the Effective Time and (iii) the GWB Directors shall be eligible and given due consideration for committee service to the same extent as the FIBK Directors, and each GWB Director shall be appointed to at least two (2) standing committees of the Board of Directors of the Surviving Entity effective as of the Effective Time.

(b)          The Surviving Entity, the Board of Directors of the Surviving Entity and the Governance and Nominating Committee of the Board of Directors of the Surviving Entity shall take all actions necessary to nominate the GWB Directors for reelection to the Board of Directors of the Surviving Entity at the first annual meeting of shareholders of the Surviving Entity following the Effective Time, and thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the Board of Directors of the Surviving Entity) any GWB Director whose class term expires in fewer than three years from the Closing Date shall be nominated for reelection to the Board of Directors of the Surviving Entity upon the expiration of his or her term, it being the intent of the parties that each GWB Director shall serve as a member of the Board of Directors of the Surviving Entity for a minimum of three full years from the Closing Date.

(c)          Following the date hereof and in preparation for the Conversion, FIBK and GWB shall cooperate in good faith to develop, and make recommendations for approval by the Board of Directors of the Surviving Entity with respect to, any advisable changes to the corporate governance guidelines and Board committee charters of the Surviving Entity to comply with applicable law and the listing requirements and corporate governance rules of NASDAQ in anticipation of the Surviving Entity no longer qualifying as a Controlled Company (as such term is used and defined under the NASDAQ corporate governance rules).

6.13        Acquisition Proposals.

(a)          Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FIBK Vote, in the case or FIBK, or the Requisite GWB Vote, in the case of GWB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than GWB or FIBK, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to FIBK or GWB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14        Public Announcements.  GWB and FIBK agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15        Change of Method.  GWB and FIBK shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of GWB and FIBK (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of FIBK Class A Common Stock received by holders of GWB Common Stock in exchange for each share of GWB Common Stock, (ii) adversely affect the Tax treatment of GWB’s stockholders or FIBK’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of GWB or FIBK pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16        Takeover Statutes.  None of GWB, FIBK or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17        Treatment of GWB Indebtedness.  (a) Upon the Effective Time, FIBK shall assume the due and punctual performance and observance of the covenants to be performed by GWB under the indentures set forth on Section 6.17(a) of the GWB Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby.  In connection therewith, (i) FIBK and GWB shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) GWB shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

(b)          Upon the agreement of GWB and FIBK, GWB shall use reasonable best efforts to (i) redeem any or all of the trust preferred securities of GWB set forth on Section 6.17(b) of the GWB Disclosure Schedule (the “Trust Preferred Securities”) as specified by GWB and FIBK, collectively, at or prior to the Effective Time in accordance with, and pursuant to the terms of, the indentures applicable thereto set forth on Section 6.17(b) of the GWB Disclosure Schedule (the “Trust Preferred Indentures”), (ii) timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the Trust Preferred Indentures in connection with the redemption of the Trust Preferred Securities, and (iii) concurrently with the consummation of the redemption of the Trust Preferred Securities, if no Trust Preferred Securities remain outstanding under any Trust Preferred Indentures, take all actions required to be taken by such Trust Preferred Indentures to cause such Trust Preferred Indentures to terminate and be of no further force and effect.

6.18         Exemption from Liability Under Section 16(b).  GWB and FIBK agree that, in order to most effectively compensate and retain GWB Insiders, both prior to and after the Effective Time, it is desirable that GWB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GWB Common Stock into shares of FIBK Class A Common Stock in the Merger and the conversion of GWB Equity Awards into corresponding FIBK Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18.  GWB shall deliver to FIBK in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of GWB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “GWB Insiders”), and the Board of Directors of FIBK and of GWB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of GWB) any dispositions of GWB Common Stock or GWB Equity Awards by the GWB Insiders, and (in the case of FIBK) any acquisitions of FIBK Class A Common Stock or FIBK Equity Awards by any GWB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19         Tax Cooperation.  FIBK and GWB shall cooperate and use their respective reasonable best efforts in order for (i) FIBK to receive the opinion described in Section 7.2(c) and (ii) GWB to receive the opinion described in Section 7.3(c).

6.20         Conversion of FIBK Class B Common Stock.  Prior to the first annual meeting of shareholders of the Surviving Entity following the Effective Time, the Board of Directors of the Surviving Entity shall, in accordance with the articles of incorporation of the Surviving Entity and applicable law, adopt any resolutions and take any actions that are necessary or appropriate to determine that the number of shares of FIBK Class B Common Stock outstanding as of the record date for such annual meeting constitutes less than twenty percent (20%) of the aggregate number of shares of FIBK Common Stock then outstanding on such record date, such that each share of FIBK Class B Common Stock as of such record date shall be automatically converted as of such record date into one (1) fully paid and non-assessable share of FIBK Class A Common Stock pursuant to the articles of incorporation of the Surviving Entity (the “Conversion”).  From the date hereof until the date of the Conversion, FIBK and the Board of Directors of FIBK shall not take any action (including repurchasing FIBK Class A Common Stock or issuing additional shares of FIBK Class B Common Stock) that would prevent the Conversion in accordance with the preceding sentence.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder and Stockholder Approvals.  (i) This Agreement and the FIBK Articles Amendment shall have been approved by the shareholders of FIBK by the Requisite FIBK Vote and (ii) this Agreement shall have been approved by the stockholders of GWB by the Requisite GWB Vote.

(b)          NASDAQ Listing.  The shares of FIBK Class A Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)          Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2          Conditions to Obligations of FIBK.  The obligation of FIBK to effect the Merger is also subject to the satisfaction, or waiver by FIBK, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of GWB set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of GWB set forth in Section 3.1(a), Section 3.1(b) (but only with respect to GWB Subsidiary Bank), Section 3.2(b) (but only with respect to GWB Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of GWB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on GWB or the Surviving Entity.  FIBK shall have received a certificate dated as of the Closing Date and signed on behalf of GWB by the Chief Executive Officer or the Chief Financial Officer of GWB to the foregoing effect.

(b)          Performance of Obligations of GWB.  GWB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and FIBK shall have received a certificate dated as of the Closing Date and signed on behalf of GWB by the Chief Executive Officer or the Chief Financial Officer of GWB to such effect.

(c)          Federal Tax Opinion.  FIBK shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to FIBK, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FIBK and GWB, reasonably satisfactory in form and substance to such counsel.

7.3          Conditions to Obligations of GWB.  The obligation of GWB to effect the Merger is also subject to the satisfaction, or waiver by GWB, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of FIBK set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FIBK set forth in Section 4.1(a), Section 4.1(b) (but only with respect to FIBK Subsidiary Bank), Section 4.2(b) (but only with respect to FIBK Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of FIBK set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FIBK.  GWB shall have received a certificate dated as of the Closing Date and signed on behalf of FIBK by the Chief Executive Officer or the Chief Financial Officer of FIBK to the foregoing effect.

(b)          Performance of Obligations of FIBK.  FIBK shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and GWB shall have received a certificate dated as of the Closing Date and signed on behalf of FIBK by the Chief Executive Officer or the Chief Financial Officer of FIBK to such effect.

(c)          Federal Tax Opinion.  GWB shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to GWB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FIBK and GWB, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite GWB Vote or the Requisite FIBK Vote:

(a)          by mutual written consent of FIBK and GWB;

(b)          by either FIBK or GWB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either FIBK or GWB if the Merger shall not have been consummated on or before September 15, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)          by either FIBK or GWB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of GWB, in the case of a termination by FIBK, or FIBK, in the case of a termination by GWB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FIBK, or Section 7.3, in the case of a termination by GWB, and which is not cured within forty-five (45) days following written notice to GWB, in the case of a termination by FIBK, or FIBK, in the case of a termination by GWB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by GWB, prior to the receipt of the Requisite FIBK Vote, if (i) FIBK or the Board of Directors of FIBK shall have made a Recommendation Change or (ii) FIBK or the Board of Directors of FIBK shall have breached its obligations under Section 6.3 or 6.13 in any material respect;

(f)          by FIBK, prior to the receipt of the Requisite GWB Vote, if (i) GWB or the Board of Directors of GWB shall have made a Recommendation Change or (ii) GWB or the Board of Directors of GWB shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(g)          by either FIBK or GWB, if (i) the Requisite FIBK Vote shall not have been obtained upon a vote thereon taken at the FIBK Meeting (including any adjournment or postponement thereof) or (ii) the Requisite GWB Vote shall not have been obtained upon a vote thereon taken at the GWB Meeting (including any adjournment or postponement thereof).

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either FIBK or GWB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FIBK, GWB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FIBK nor GWB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)          (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of GWB or shall have been made directly to the stockholders of GWB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the GWB Meeting) an  Acquisition Proposal, in each case with respect to GWB and (A) (x) thereafter this Agreement is terminated by either FIBK or GWB pursuant to Section 8.1(c) without the Requisite GWB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by FIBK pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either GWB or FIBK pursuant to Section 8.1(g) as a result of the Requisite GWB Vote not having been obtained upon a vote taken thereon at the GWB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, GWB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then GWB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FIBK, by wire transfer of same-day funds, a fee equal to $70,000,000 (the “GWB Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)            In the event that this Agreement is terminated by (x) FIBK pursuant to Section 8.1(f) or (y) either FIBK or GWB pursuant to Section 8.1(g) as a result of the Requisite GWB Vote not having been obtained upon a vote taken thereon at the GWB Meeting (including any adjournment or postponement thereof) and at such time FIBK could have terminated this Agreement pursuant to Section 8.1(f), then GWB shall pay FIBK, by wire transfer of same-day funds, the GWB Termination Fee within two (2) business days of the date of termination.

(c)          (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of FIBK or shall have been made directly to the shareholders of FIBK or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the FIBK Meeting) an Acquisition Proposal, in each case with respect to FIBK and (A) (x) thereafter this Agreement is terminated by either FIBK or GWB pursuant to Section 8.1(c) without the Requisite FIBK Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by GWB pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either GWB or FIBK pursuant to Section 8.1(g) as a result of the Requisite FIBK Vote not having been obtained upon a vote taken thereon at the FIBK Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, FIBK enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FIBK shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay GWB a fee equal to $105,000,000 (the “FIBK Termination Fee”) by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)           In the event that this Agreement is terminated by (x) GWB pursuant to Section 8.1(e), or (y) either FIBK or GWB pursuant to Section 8.1(g) as a result of the Requisite FIBK Vote not having been obtained upon a vote taken thereon at the FIBK Meeting (including any adjournment or postponement thereof) and at such time GWB could have terminated this Agreement pursuant to Section 8.1(e), then FIBK shall pay GWB, by wire transfer of same-day funds, the FIBK Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the GWB Termination Fee or the FIBK Termination Fee, as applicable, more than once.

(e)          Each of FIBK and GWB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if FIBK or GWB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the GWB Termination Fee or the FIBK Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if FIBK or GWB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote; provided that after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote, there may not be, without further approval of the shareholders of FIBK or stockholders of GWB, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote, there may not be, without further approval of the shareholders of FIBK or stockholders of GWB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by FIBK and GWB.

9.5          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to GWB, to:

Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, SD 57104
Attention:          Donald J. Straka, General Counsel
E-mail:              donald.straka@greatwesternbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:          Jacob A. Kling
E-mail:              JAKling@wlrk.com

and

(b)          if to FIBK, to:

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59101
Attention:	Kirk D. Jensen, EVP & General Counsel
E-mail:	kirk.jensen@fib.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	George R. Bason, Jr.
Margaret E. Tahyar
Evan Rosen
E-mail:	george.bason@davispolk.com
margaret.tahyar@davispolk.com
evan.rosen@davispolk.com

9.6          Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of GWB means the actual knowledge of any of the officers of GWB listed on Section 9.6 of the GWB Disclosure Schedule, and the “knowledge” of FIBK means the actual knowledge of any of the officers of FIBK listed on Section 9.6 of the FIBK Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Billings, Montana or Sioux Falls, South Dakota are authorized by law or executive order to be closed.  The GWB Disclosure Schedule and the FIBK Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of FIBK shall be subject to the laws of the State of Montana).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15         Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Great Western Bancorp, Inc. and First Interstate BancSystem, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREAT WESTERN BANCORP, INC.

By:	/s/ Mark Borrecco
Name: Mark Borrecco
Title: President and Chief Executive Officer

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Name: Kevin P. Riley
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of FIBK Articles Amendment

[Attached]

EXHIBIT A
PROPOSED FIRST AMENDMENT
TO
THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIRST INTERSTATE BANCSYSTEM, INC.

1.          Authorized Shares.  Section 1 of Article IV of the Third Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), is hereby amended and replaced in its entirety with the following:

Section 1.  Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.

2.          Board of Directors.  Article VI of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add the following new Section 6:

Section 6.  Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the Board of Directors shall be and is divided into three classes, as nearly equal in number of directors as possible, designated: Class I, Class II and Class III.  The Board of Directors is authorized to assign to such classes directors already in office at the time the First Amendment to the Third Amended and Restated Articles of Incorporation becomes effective (the “Effective Date”), provided that notwithstanding anything to the contrary any directors already in office at the Effective Date and who were elected, or whose appointment was ratified, at any annual or special meeting of shareholders for a term of office to expire at (i) the first annual meeting of shareholders following the Effective Date, shall be assigned to Class I, (ii) the second annual meeting of shareholders following the Effective Date, shall be assigned to Class II, and (iii) the third annual meeting of shareholders following the Effective Date, shall be assigned to Class III.  Except as otherwise provided in this Section 6, the term of office of the directors initially assigned to Class I at the Effective Date will expire at the first annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class II at the Effective Date will expire at the second annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class III at the Effective Date will expire at the third annual meeting of shareholders following the Effective Date; and the term of office of any directors appointed by the Board of Directors to fill newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall expire at the next annual meeting of shareholders after their appointment in accordance with these Third Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation. At each annual meeting of shareholders beginning with the first annual meeting of shareholders following the Effective Date, the successors of the directors whose terms expire at that meeting shall be elected for a term of three years. The directors of each class will hold office until the expiration of the term of such class and until their respective successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Notwithstanding anything to the contrary, the Board of Directors is authorized to take appropriate steps, by designation of short terms or otherwise, to return the rotation of election of directors to staggered terms as contemplated by, and established and fixed in accordance with, this Section 6 and the Bylaws of the Corporation; provided that in all cases the Board of Directors shall comply with Section 6.12(b) of that certain Agreement and Plan of Merger, by and between Great Western Bancorp, Inc. and the Corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time).

A-1

EXHIBIT B
Form of FIBK Bylaws Amendment

[Attached]

EXHIBIT B
PROPOSED FIRST AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED BYLAWS
OF
FIRST INTERSTATE BANCSYSTEM, INC.

This First Amendment (“Amendment”) to the Fourth Amended and Restated Bylaws (the “Bylaws”) of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), amends the Bylaws as follows:

1.          New Section 3.15.  Article III of the Bylaws is hereby amended to add the following new Section 3.15 immediately after Section 3.14 therein:

3.15  CLASS B COMMON STOCK CONVERSION.  Subject to, and from the effective time (the “Effective Time”) of the merger of Great Western Bancorp, Inc. (“Great Western”) with and into the corporation, with the corporation surviving the merger, pursuant to that certain Agreement and Plan of Merger, by and between Great Western and the corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time), until the date on which each share of Class B Common Stock of the corporation as of the record date of the first meeting of shareholders of the corporation following the Effective Time shall be automatically converted as of such record date into one (1) fully paid and non-assessable share of Class A Common Stock of the corporation pursuant to the Articles (the “Conversion”), neither the corporation nor the Board shall take any action (including repurchasing Class A Common Stock or issuing additional shares of Class B Common Stock) that would prevent the Conversion.  Notwithstanding anything to the contrary herein, this Section 3.15 of these bylaws shall not be amended or repealed by the Board except by the affirmative vote of at least seventy-five percent (75%) of the directors then in office (which must include the affirmative vote of at least one director of the Board who was a director of Great Western as of immediately prior to the Effective Time).  In the event of any inconsistency between any provision of this Section 3.15 and any other provision of these bylaws or the corporation’s other constituent documents, the provisions of this Section 3.15 shall control to the fullest extent permitted by law.

2.          Amended Section 2.9.  Section 2.9 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

2.9 VOTING

The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws.

Each shareholder shall be entitled to that number of votes applicable to each share of capital stock held by such shareholder as set forth in the Articles.

B-1

In all matters, except as otherwise required by law, the Articles or these bylaws, if a quorum exists, action on a matter (other than election of directors) is approved if the votes cast favoring the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast opposing the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter.  If a quorum exists, directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.

3.          Scott Family Director Nominations.  Section 2.15 of Article II of the Bylaws is hereby amended to add the following new paragraph immediately following the last paragraph currently in Section 2.15 of Article II of the Bylaws:

Subject to, and from the effective time of that certain Stockholders’ Agreement, dated as of September 15, 2021, by and between the corporation and certain members of the Scott family and certain related parties that are shareholders of the corporation (collectively, the “Specified Scott Family Stockholders”) (as the same may be amended, supplemented or modified from time to time) (the “Stockholders’ Agreement”), notwithstanding anything to the contrary, any advance notice requirements for nominations for the election of directors in these bylaws shall not apply to the nominations of directors by the Specified Scott Family Stockholders pursuant to and in accordance with the terms and conditions of the Stockholders’ Agreement.

4.          Miscellaneous.  Except to the extent expressly amended pursuant to this Amendment, the Bylaws shall remain in full force and effect.

B-2

EXHIBIT C
Form of Bank Merger Agreement

[Attached]

EXHIBIT C
FORM OF AGREEMENT AND PLAN OF MERGER

GREAT WESTERN BANK
with and into
FIRST INTERSTATE BANK

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this _____ day of ______, 202_, between Great Western Bank (“GWB Bank”), a South Dakota-chartered bank that is not a member of the Federal Reserve System, with its main office located at 225 South Main Avenue, Sioux Falls, South Dakota 57104; and First Interstate Bank (“FIBK Bank” or the “Resulting Bank”), a Montana-chartered bank that is a member of the Federal Reserve System, with its main office located at 401 North 31st Street, Billings, Montana 59116. Collectively, GWB Bank and FIBK Bank are referred to as the “Banks”.

WHEREAS, the board of directors of GWB Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the laws of the State of South Dakota;

WHEREAS, the board of directors of FIBK Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Federal Reserve Act, the Bank Merger Act and the laws of the State of Montana (such laws, together with the laws of the State of South Dakota and their respective implementing regulations, the “Bank Merger Laws”);

WHEREAS, Great Western Bancorp, Inc. (“GWB”), which owns all of the outstanding shares of capital stock of GWB Bank, and First Interstate BancSystem, Inc. (“FIBK”), which owns all of the outstanding shares of capital stock of FIBK Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), dated as of September 15, 2021, which, among other things, provides for the merger of GWB with and into FIBK, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, GWB, as the sole shareholder of GWB Bank, and FIBK, as the sole shareholder of FIBK Bank, have approved this Agreement;

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of GWB Bank with and into FIBK Bank, with FIBK Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and immediately following, the closing of the HC Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Bank Merger Laws, GWB Bank shall be merged with and into FIBK Bank in the Bank Merger. FIBK Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of GWB Bank shall cease. The closing of the Bank Merger shall become effective at the date and time specified in the articles of merger filed with the Montana Division of Banking and Financial Institutions (the “Montana Division”) as the date and time at which the Bank Merger shall be effective, or such later date as specified by the Montana Division; provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger (such time when the Bank Merger becomes effective, the “Effective Time”). It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “First Interstate Bank”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a Montana-chartered bank. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 401 North 31st Street, Billings, Montana 59116, as well as at its legally established branches, including the main office and each of the legally established branches of GWB Bank existing at the Effective Time, at the officially designated address of each such office or branch, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate or otherwise make any change regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, each share of capital stock of FIBK Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

SECTION 5

All assets of GWB Bank and FIBK Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of GWB Bank and FIBK Bank existing as of the Effective Time, all in accordance with the provisions of the Bank Merger Laws.

SECTION 6

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of GWB Bank, at the Effective Time, each outstanding share of capital stock of GWB Bank shall be cancelled with no consideration being paid therefor.

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of GWB Bank, outstanding certificates representing shares of the capital stock of GWB Bank shall, at the Effective Time, be cancelled.

SECTION 7

Upon the Effective Time, the then outstanding shares of FIBK Bank’s common stock shall continue to remain outstanding shares of FIBK Bank’s common stock, all of which shall continue to be owned by FIBK.

SECTION 8

Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Resulting Bank shall be seven (7). Of the members of the initial Board of Directors of the Resulting Bank as of the Effective Time, (i) six (6) shall be those members of the Board of Directors of FIBK Bank as of immediately prior to the Effective Time and (ii) one (1) shall be the Chief Executive Officer of GWB Bank immediately prior to the Effective Time. Effective as of the Effective Time, each director of the Resulting Bank shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Resulting Bank.

SECTION 9

This Agreement has been approved by GWB, which owns all of the outstanding shares of capital stock of GWB Bank, and by FIBK, which owns all of the outstanding shares of capital stock of FIBK Bank.

SECTION 10

The Bank Merger is also subject to the following terms and conditions:

(a)The HC Merger shall have closed and become effective.

(b)The Board of Governors of the Federal Reserve System, the Montana Division and the Division of Banking of the South Dakota Department of Labor and Regulation shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c)This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of GWB Bank and FIBK Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of GWB Bank or FIBK Bank.

SECTION 11

Effective as of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of FIBK Bank as in effect immediately prior to the Effective Time; provided that the Articles of Incorporation and Bylaws shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to Section 8 of this Agreement.

SECTION 12

This Agreement shall automatically terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically‑scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Great Western Bank and First Interstate Bank have entered into this Agreement as of the date and year first set forth above.

GREAT WESTERN BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

FIRST INTERSTATE BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]